Exhibit 10.2

JOINT SCHOOL-RUNNING AGREEMENT

Party A: The People’s Government of Shaoshan City Hunna Province

Legal Representative: Zhenhua Xie

Party B: Hunan Oya Education Technology Co., Ltd

Legal Representative: Guangwen He

Pursuant to the Vocational Education Law of the People’s Republic of China, The Law of the People's Republic of China on Promotion of Privately-Run Schools, The Decision of the State Council on Pushing the Development of Vocational and Technical Education (Guofa [2005] No.35) and The Decision of the People’s Government of Hunan Province on Pushing the Development of Vocational and Technical Education (Xiangfa [2006] No.22), for the purpose of promoting the development of Shaoshan Secondary Vocational Technical School (hereinafter referred to as “Shaoshan Vocational School”), Party A and Party B, after sufficient consultations, make and enter into this agreement concerning school-running cooperation between Shaoshan Vocational School and Hunan Oya Education Technology Co., Ltd (hereinafter referred to as “Oya”) as follows:

1.	The Nature of School Running and the School’s Name

Nature of school running: sponsored by government and funded by private capital.

The school’s name is Shaoshan Secondary Vocational Technical School.

2.	Objective of School–Running Cooperation

Party A and Party B will work together 1) to ensure that the school will cover a total area of more than 49 acres with RMB60million investment in fixed assets and that the number of students in school will reach above 6,000 during the cooperation period, 2) to build the “Shaoshan Vocational Center” into A model vocational center in Hunan Province in 2011, and 3) to develop Shaoshan Vocational School into a provincial key vocational school and build “Shaoshan Modern Vocational Technical School”.

3.	Administration Management

3.1	Legal representative of the school: Hunan Oya Education Technology Co., Ltd.

3.2	After the school-running cooperation begins, the school shall implement the principal responsible system under the leadership of the board of directors. A board of directors shall be established through both parties’ mutual negotiation. The member portion shall be 2(Party A):3(Party B) and the chairman of the board shall be from Party B.

3.2	Party A shall instruct and supervise the school in accordance with applicable laws.

4.	Management of Assets

4.1	Party A shall provide, free of charge, the fixed and current assets of the school (excluding the 4 acres of land on the mountain within the school) to Party B for teaching purpose.

4.2	With the prior consent from Party A, Party B shall have the right to deconstruct and transform the existing buildings and build new houses on the campus along with the development of the school.

4.3	Party B shall have the ownership, use and mortgage right to the newly requisitioned land under its name and all assets funded by Party B on the land.

4.4	Party B shall return back all current and fixed assets of the school (including the 3.3 acres of land allocated by Party A around the school gate and the newly built and transformed buildings by Party B) to Party A when the term expires.

5.	Personnel and Labor-Capital Management

5.1	The school shall retain all the regular enlisted staff members before June 30, 2011. As to those staff members who intend to leave the school or is dismissed by Party B by reason of work after June 30, 2010, Party A shall be responsible for their arrangement. Party A shall ensure that the status and nature of retained staff remain unchanged, and that the wages of them continue to be paid by Party A.

5.2	Party A shall keep its headcount subsidy to the school unchanged. After the school-running cooperation begins the number of on-the job staff shall become 55. Party A shall be responsible for the vacant on-the- job staff position. Party B shall be responsible for the employment of non-permanent staff.

5.3	Party B shall manage teaching staff members in accordance with applicable laws and meanwhile enjoy the independent assessment and dismissal right to the staff. As to on-the-job staff members of the school, they will continue to be employed for the first year, and after the first year, if Party B wants to dismiss any staff members unsuitable for their job, the number of on-the-job staff dismissed by Party B shall not exceed 2 persons.

5.4	Party B shall guarantee the legal rights and interests of all staff members and accept the supervision of the school Staff Representative Group. Party B shall establish school communist party organization and mass organizations including workers’ union, young people league and women group to maintain the stable development of the school Party A and Party B shall ensure the timely payment of wages of all administrative staff (including retired staff) and teaching staff (excluding dismissed staff) and gradually increase their wage along with the development of the school. Party A shall be responsible to pay the wages and welfares of school retired teaching staff and Party B shall provide Party A with RMB 100,000 for such payment.

6.	Term of Cooperation

20 years, from April 8, 2009 to June 30, 2029. When the term expires, Party A and Party B shall liquidate the school and finish the handing-over of the school, and then their rights and obligations shall terminate. If the cooperation is to be extended, Party B shall have the priority.

7.	Rights and Obligations of Party A and Party B

7.1	Rights and Obligations of Party A

7.1.1	Party A shall reserve 82.4 acres of land in the peripheral area of the School for its development in accordance with the School Development Plan, and guarantee the School has enough land areas in its gradual expansion plan of the scale. The land area and price shall be agreed upon separately.

7.1.2	Party A agrees to transfer the state-owned land on the mountain behind the School to Party B. The price shall be agreed upon separately.

7.1.3	Any tax imposed by Party A on Party B shall be charged based on the policies concerning preferential tax and exemption equivalent to public schools.

7.1.4	Party A shall be responsible for free allocation of 3.3 acres of land from the School gate to the Shaohe River side and the buildings on the land (the ownership of the land and buildings on it belongs to Party A) for Party B’s use.

7.1.5	Party A shall be responsible to promptly repair and construct water pipe, electricity and roads outside the School wall in line with the needs of Party B.

7.1.6	Party A shall guarantee the School enjoys the same student recruitment policy with any state-owned senior high schools in the area, and be responsible for the student recruitment task.

7.1.7	Party A shall not approve the establishment of new vocational educational schools (including training organizations) during the jointly-running cooperation period.

7.1.8	All the policy-based funds Party A applies for and obtains from the superior authorities in the name of the School shall be deposited into the account opened by Party A and Party B and be used for the development and construction of the School. Party A shall have the supervision right over the funds and shall not withhold or embezzle it.

7.1.9	All the policy-based funds Party A applies for and obtains from the superior authorities in the name of “Shaoshan City Vocational education Center” shall be used for the construction of “Shaoshan City Vocational Education Center”.

7.1.10	Party A shall be responsible to resolve remaining problems of the School before the cooperation, including the debts of the school before the cooperation (the amount of the debts shall be subject to the auditing results) which shall be repaid first from the funds Party A applies for and obtains from the superior authorities and the funds Party A itself allocates for the developments of vocational education.

7.1.11	Party A shall positively optimize the environment of the School to guarantee its development.

7.1.12	Party A shall assist and support Party B for the building of “Shaoshan Modern Vocational School”.

7.1.13	Party A shall have the right to withdraw all the assets owned by it (including the newly-built and enlarged houses invested by Party B on the land owned by Party A) if Party B cannot guarantee 3,000 enrolled students in the School for three consecutive years.

7.1.14	Party A shall support all sorts of legal financing activities undertaken by Party B.

7.2	Rights and Obligations of Party B

7.2.1	Party B shall reach the objective of school-running cooperation.

7.2.2	Party B shall move the headquarter of Party A to Shaoshan City.

7.2.3	Party B shall enjoy the right of independent operations, management, personnel appointment, capital accumulation and 100% profit distribution.

7.2.4	Party B shall be responsible for recommending qualified students to be employed and warrant the employment rate to be above 96% with two-year track management.

7.2.5	Party B shall ensure that national grant-aided student can get their aid on time without any withhold and embezzlement by Party B.

7.2.6	Party B shall invest more than RMB 60 million into the school with no less than RMB 10 million in the first year and no less than RMB 30 million within the first three years.

7.2.7	Party B shall ensure that the number of students in school will reach 6,000 in three years with more than 3,000 students in school at the end of the first year.

7.2.8	Party B shall actively build “Shaoshan Modern Vocational Technical School” and make efforts to complete the application procedure within five years.

7.2.9	Party B shall make its due contribution to the establishment of “Shaoshan Vocational Education Center”.

7.2.10	Party B shall not have any kind of cooperation in relation to the assets owned by Party A with any other organizations and person without the prior consent of Party A.

8.	Charge Standard

The charge standard will be determined by Party B pursuant to relevant policies, school costs and combining with actual income status of local residents, and will be reported to price authorities for review and approval.

9.	Liability for Breach of Contract

Party A and Party B shall fulfill their respective duties and obligations in accordance with the Contract Law. Either party breach any relevant terms of this Agreement, the defaulting party shall pay RMB 3,000,000 to the other party as the penalty for breach of contract in addition to the undertaking of due legal liabilities and actual economic loss of the other party.

10.	Supplemental Rules

10.1	This Agreement will become effective after Party A and Party B set their hands and seal.

10.2	This Agreement is printed in four (4) duplicate copies. Each party keeps two (2) copies.

10.3	The two parties may make supplemental agreements for matters covered herein. All such supplemental agreements shall have legal effect.

Party A: The People’s Government	Party B: Hunan Oya Education
of Shaoshan City	Technology Co., Ltd.
(Stamp)	(Stamp)

Legal Representative: Zhenhua Xie	Legal Representative: Guangwen He
Date: March 30, 2009	Date: March 30, 2009